Peter Wokoun

CONSULTING AGREEMENT

THIS AGREEMENT made this 16th day of March 2004, by and between:

Peter Wokoun
24 Dodge Hill Rd.
Sutton MA 01598

Email: wokounm@aol.com
Tel: 508-865-7076
Fax: 508-278-9690

Blue Star Physical Therapy
Sugar Land TX 77478

WITNESSETH

WHEREAS, Peter Wokoun (Consultant) is engaged in investor relations, direct marketing, and public relations with expertise in the dissemination of information about publicly traded companies; and is in the business of providing investor relations services, publishing services, marketing of business formats and opportunities and other related programs, services and products; and

WHEREAS, Bluestar Physical Therapy, Inc. (Bluestar or Company) is publicly held with its common stock trading on one or more stock exchanges and/or over-the-counter; and

WHEREAS, COMPANY desires to publicize itself with the intention of making its name and business better known to its shareholders, brokerage houses, and investment advisors; and

Peter Wokoun is willing to accept COMPANY as a client.

WHEREAS, COMPANY requires investor relations services and desires to employ and/or retain Peter Wokoun to provide such services as an independent contractor, and Peter Wokoun is agreeable to such a relationship and/or arrangement, and the parties desire a written document formalizing and defining their relationship and evidencing the terms of this Agreement;

In consideration of the mutual covenants contained herein, it is agreed as follows:

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AGREEMENT

1.	Appointment

Bluestar hereby appoints and engages Peter Wokoun as a consultant for investor relations and hereby retains and employs Peter Wokoun upon the terms and conditions of this Agreement. Peter Wokoun accepts such appointment and agrees to perform the services upon the terms and conditions of said Agreement.

2.	Engagement

COMPANY engages Peter Wokoun to publicize the COMPANY to investment advisors and shareholders and as further described below and subject to the further provisions of the Agreement. Peter Wokoun hereby accepts said engagement by COMPANY as a client, and agrees to publicize COMPANY as further described below and subject to the further provisions of the Agreement.

3.	Authorities and Description of Services

During the term of the Agreement, Peter Wokoun shall furnish various professional services and advice as specifically requested by the COMPANY. Said professional services and advice shall relate to those services, items and/or subjects described in Addendum "A", which is attached hereto and made a part hereof by this reference, and/or as follows:

A.      Peter Wokoun shall act, generally, as corporate investor relations firm, essentially acting (1) as liaison between COMPANY and its shareholders; (2) as advisor to COMPANY with respect to existing and potential market makers, broker-dealers, underwriters, and investment advisors; and (3) as advisor to BLUESTAR with respect to communications and information, including but not necessarily limited to preparation of a research report, planning, developing, designing, organizing, writing and distributing such communications and information, bookings.

B.  Peter Wokoun shall assist in establishing, and advise COMPANY with respect to interviews of COMPANY officers by the financial media; interviews of COMPANY officers by analysts, market makers, broker-dealers, and other members of the financial community.

C.  Peter Wokoun shall seek to make BLUESTAR, its management, its products, and its financial situation and prospects known to the financial media, financial publications, broker-dealers, mutual funds, institutional investors, market makers, analysts, investment advisors, and other members of the financial community as well as the public generally.

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D.      Peter Wokoun in providing the foregoing services, shall be reimbursed for all costs of providing the services, including but not limited to out-of-pocket expenses for postage, delivery service (e.g., Federal Express, United Parcel Service, DHL Worldwide Service), compensation to third party vendors, copywriters, staff writers, art and graphic personnel, subcontractors, printing, except as set forth in addendum B.

E.  Peter Wokoun's compensation under this Agreement shall be paid beyond the above-mentioned costs and expenses, unless otherwise expressly provided herein.

4.	Marketing Program

Including but not necessarily limited to the following components:

(i)  Peter Wokoun reviews and analyzes all aspects of COMPANY'S goals and makes recommendations on feasibility and achievement of desired goals.

(ii)      Peter Wokoun provides through his network, firms and brokers interested in participating and schedules and conducts the necessary due diligence and obtains the required approvals necessary for those firms to participate. Peter Wokoun interviews and makes determinations on any firms or brokers referred by COMPANY with regard to their participation.

(iii)             Peter Wokoun shall be available to COMPANY to answer and return telephone calls and emails from firms and investment advisors inquiring about COMPANY.

5.	Terms of Agreement

This Agreement shall become effective upon execution hereof and shall continue thereafter up to and including January 30, 2005 or in the case of specific services until such time as such matters are finalized to the satisfaction of both COMPANY and Peter Wokoun. It is expressly acknowledged and agreed by and between the parties hereto that Peter Wokoun shall not be obligated to provide any services and/or perform any work related to the Agreement until such time as any agreed and/or specified retainer (deposit, initial fee, down-payment) in US funds, and/or other specified and/or agreed valuable consideration, has been received by Peter Wokoun

6.	Where Services shall be performed

Peter Wokoun’s services shall be performed at the main office location, or at other such designated location(s) as Consultant and COMPANY agree are the most advantageous for the work to be performed.

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7.	Limitations on Services

The parties hereto recognize that certain responsibilities and obligations are imposed by Federal and State Securities Laws and by the applicable rules and regulations of stock exchanges, the National Association of Securities Dealers, in-house "due diligence" or "compliance" departments of brokerage houses, etc. Peter Wokoun agrees as follows:

A.      Peter Wokoun shall NOT release any financial or other information or data about COMPANY without the consent and approval of the COMPANY.

B.  Peter Wokoun shall NOT conduct any meetings with financial analysts without informing COMPANY in advance of any proposed meeting; the format or agenda of such meeting and COMPANY may elect to have a representative of COMPANY attend such meeting.

C.  Peter Wokoun shall NOT release any information or data about the COMPANY to any selected or limited person(s), entity, or group if Peter Wokoun is aware that such information or data has not been generally released or promulgated.

After notice by COMPANY of filing for a proposed public offering of securities of COMPANY, and during any period of restriction on publicity, Peter Wokoun shall not engage in any public relations efforts not in the normal course without approval of counsel for COMPANY and of counsel for the underwriter(s), if any.

8.	Duties of Company

A.   COMPANY shall supply Peter Wokoun on a regular and timely basis with all approved data and information about COMPANY, its management, its products and its operations and COMPANY shall be responsible for advising Peter Wokoun of any facts which would affect the accuracy of any prior data and information previously supplied to Peter Wokoun so that Peter Wokoun may take corrective action.

B.    COMPANY shall promptly supply Peter Wokoun with full and complete copies of all filings with all Federal and State securities agencies; with full and complete copies of all shareholder reports and communications whether or not prepared with the assistance of Peter Wokoun with all data and information supplied to any analyst, broker-dealer, market maker, or other member of the financial community; and with all product/services brochures, sales materials, etc. COMPANY shall supply Peter Wokoun within 15 days of execution of this Agreement, with a list of all stockbrokers and market makers active in the stock of COMPANY, and a complete list of all shareholders.

C.    Peter Wokoun reports are not intended to be used in the offering of securities. Accordingly, clients must agree to each of the points listed below and to indemnify Peter Wokoun for any breach of these representations and covenants:

(i)    COMPANY will immediately notify Peter Wokoun if it intends to make any private or public offering of securities, including S-8 or Regulation S.

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(ii)    COMPANY will immediately notify Peter Wokoun in advance of any insider selling of clients stock.

(iii)   COMPANY will not use Peter Wokoun reports in connection with any offering of securities without the prior written consent of Peter Wokoun

D.    In that Peter Wokoun relies on information provided by COMPANY for a substantial part of its preparations and reports, COMPANY must represent that said information is neither false nor misleading, and agrees to hold harmless and indemnify Peter Wokoun for any breach of these representations and covenants; and COMPANY agrees to hold harmless and indemnify Peter Wokoun for any claims relating to the purchase and/or sale of COMPANY securities occurring out of, or in connection with, Peter Wokouns relationship with COMPANY, unless such claim arises out of or is a result of any wrongful or negligent act or omission of Peter Wokoun. or its agents, including, without limitation, reasonable attorney's fees and other costs.

9.	Representations and Indemnification

A.    COMPANY shall be deemed to make a continuing representation of the accuracy of any and all material facts, materials, information, and data, which it supplies to Peter Wokoun and the COMPANY, acknowledges its awareness that Peter Wokoun. will rely on such continuing representation in disseminating such information and otherwise performing its functions.

B.    Peter Wokoun in the absence of notice in writing from COMPANY, will rely on the continuing accuracy of materials, information, and data supplied by COMPANY.

C.    COMPANY hereby agrees to hold harmless and indemnify Peter Wokoun against any claims, demands, suits, loss, damages, etc., arising out of Peter Wokoun's reliance upon the continuing accuracy of such facts, materials, information and data, unless Peter Wokoun has been negligent in performing its duties and obligations hereunder.

D.    Peter Wokoun shall issue, as required upon written approval of COMPANY, corrective, amendatory, supplemental, or explanatory press releases, shareholder communications and reports, or data supplied to analysts, broker-dealers, market makers, or other members of the financial community.

E.    COMPANY shall cooperate fully and timely with Peter Wokoun to enable Peter Wokoun to perform his duties and obligations under this Agreement.

F.    The execution and performance of this Agreement by COMPANY has been duly authorized by the Board of Directors of COMPANY in accordance with applicable law, and to the extent required by the requisite number of shareholders of COMPANY.

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G.    The performance by COMPANY of this Agreement will not violate any applicable court decree or order, law or regulation, nor will it violate any provision of the organizational documents and/or bylaws of COMPANY or any contractual obligation by which COMPANY may be bound.

H.    COMPANY shall promptly deliver to Peter Wokoun a complete due diligence package to include press releases and all other relevant materials, including but not limited to corporate reports, brochures, etc.

I.    COMPANY shall promptly deliver to Peter Wokoun a list of names and addresses of all shareholders of COMPANY, which it is aware. This list shall be upgraded at Peter Wokoun’s request.

J.    COMPANY shall promptly deliver to Peter Wokoun a list of brokers and market makers of COMPANY'S securities, which have been following COMPANY.

K.    Because Peter Wokoun will rely on such information to be supplied by the COMPANY, all such information shall be true, accurate, complete and not misleading in all respects.

L.    COMPANY shall act diligently and promptly in reviewing materials submitted to it by Peter Wokoun to enhance timely distribution of the materials and shall inform Peter Wokoun of any inaccuracies contained therein within a reasonable time prior to the projected or known publication date.

10.	Compensation

A.	For all general investor relation’s services, COMPANY shall make payment to Peter Wokoun as follows: a nonrefundable $8,000 cash payment in full upon execution of this document, in lieu of cash Peter Wokoun is willing to except the following:

11,500 (eleven thousand five hundred) of COMPANY S-8 Registered Shares. Each month thereafter beginning April 5, 2004 and ending February 5, 2005 the company shall pay 9,500 shares to Peter Wokoun.

And 100,000 Company 144 Shares. All shares shall have piggyback registration rights. 25,000 shares shall be transferred on each ninety day anniversary date of this document based on performance bonuses until compensation requirement is fulfilled.

B.	See Addendum "B" for further details related to compensation, if any.

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C.	For all special services, not within the scope of the Agreement, COMPANY shall pay to Peter Wokoun such fee(s) as, and when, the parties shall determine in advance of performance of said special services, provided COMPANY has agreed to said special services in advance.

11.	Peter Wokoun is an Independent Contractor

Peter Wokoun shall provide said services as an independent contractor, and not as an employee of COMPANY or of any company affiliated with COMPANY. Peter Wokoun has no authority to bind COMPANY or any affiliate of COMPANY to any legal action, contract, agreement, or purchase, and said action can not be construed to be made in good faith or with the acceptance of COMPANY; thereby becoming the sole responsibility of Peter Wokoun. Peter Wokoun shall be solely responsible for any Federal, State or Local taxes. Company acknowledges that Peter Wokoun is not a registered representative, broker-dealer or an affiliated person pursuant to the defined by the National Association of Securities Dealers Regulation, Inc.

12.	Trade Secrets and Inventions

Peter Wokoun shall treat as proprietary any and all information belonging to the COMPANY, its affiliates, or any third parties, disclosed to Peter Wokoun in the course of performance of services. Peter Wokoun agrees to assign to COMPANY all rights in invention and other proprietary information conceived by Peter Wokoun during the term of this Agreement with respect to any work performed under said Agreement.

13.	Inside Information - Securities Violations

In the course of the performance of this Agreement it is expected that specific sensitive information concerning the operations of COMPANY'S business, and/or affiliate companies shall come to the attention and knowledge of Peter Wokoun. In such an event, Peter Wokoun will not divulge, discuss or otherwise reveal such information to any third parties.

14.	Performance

During the term the Consultant shall perform and discharge (faithfully, diligently and to the best of the Consultant’s ability) the Consultant’s duties and responsibilities on behalf of the Company and its subsidiaries. During the term the Consultant shall devote the necessary time and attention to the advancement of the business and interests of the Company and its subsidiaries and to the discharge of the Consultant’s duties and responsibilities hereunder. Upon the agreement of the Company’s Chief Executive Officer, which agreement shall include a provision reducing the consideration called for hereunder proportionately, Consultant may devote less than full time to the business of the Company for less than the term hereof. Nothing contained herein shall be construed to prohibit or restrict the Consultant from (a) serving in various capacities in community,

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civic, religious or charitable organizations, or (b) attending to personal business and investment matters. Further the Consultant shall be permitted to (i) serve as a member of the scientific or technology board or committee or on the Board of Directors or as a consultant to, other entities that do not directly compete with the Company, and (ii) be the author of and publish and present articles, abstracts and manuscripts on technological issues, whether or not relating to the business of the Company, and in each case upon prior approval of the Board of the Company, which approval shall not be unreasonably withheld provided such participation is not deemed in conflict with the best interests of the Company and its affiliates (collectively, together with the activities permitted pursuant to the immediately preceding sentence, "Permitted Activities"). It is expressly agreed that any such service or activity permitted by the previous sentences shall not unreasonably interfere with the performance of the Consultant’s duties and Consultant will comply with the reasonable requests of the Board of Directors to cease or limit the service or activity if, in the opinion of the Board of Directors, such service or activity unreasonably interferes with Consultants performance of his duties and responsibilities hereunder.

15.	Amendments

This Agreement may be modified or amended, provided such modifications or amendments are mutually agreed upon by and between the parties hereto and that said modifications or amendments are made in writing and signed by both parties.

16.	Severability

If any provision of this Agreement shall be held to be contrary to law, invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is contrary to law, invalid or unenforceable, and that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

17.	Termination of Agreement

Either party prior to the expiration of the term provided in Paragraph 9 above except as follows might not terminate this Agreement:

a)	Upon the bankruptcy or liquidation of the other party; whether voluntary or involuntary;
b)	Upon the other party taking the benefit of any insolvency law; and/or
c)	Upon the other party having or applying for a receiver appointed for either party;
d)	Ninety (90) days after the execution date with thirty (30) days written notice by either party.

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18.	Attorney Fees

In the event that either party is in default of the terms or conditions of this Agreement and legal action is initiated or suit be entered as a result of such default, the prevailing party shall be entitled to recover all costs incurred as a result of such default including all costs, reasonable attorney fees, expenses and court cost through trial, appeal and to final disposition.

19.	Return of Records

Upon termination of this Agreement, Peter Wokoun shall immediately deliver to COMPANY all records, notes, data, memorandum, models and equipment of any nature that are the property of or relate to the business of COMPANY.

20.	Waiver of Breach

Waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

21.	Disclaimer by Peter Wokoun

Peter Wokoun may be the preparer of certain promotional materials, and Peter Wokoun makes no representation to COMPANY or others that (i) its efforts or services will result in any enhancement to COMPANY (ii) the price of COMPANY'S publicly traded securities will increase (iii) any person will purchase COMPANY'S securities, or (iv) any investor will lend money to and/or invest in or with COMPANY.

22.	Early Termination

In the event COMPANY fails or refuses to make timely payment of the compensation set forth above and/or in Addendum "A", Peter Wokoun shall have the right to terminate any further performance under this Agreement. In such event, and upon notification thereof, compensation shall become immediately due and payable.

23.	Limitation of Peter Wokoun’s Liability

In the event Peter Wokoun fails to perform its work or services hereunder its entire liability to COMPANY shall not exceed the greater of (i) the amount of cash compensation Peter Wokoun has received from COMPANY (ii) the amount of cash compensation Peter Wokoun has received from COMPANY under Addendum "B"; or (iii) the actual damage to COMPANY as a result of such non-performance. In no event shall Peter Wokoun be liable to COMPANY for any indirect, special or consequential damages, or for any claim against COMPANY by any person or entity arising from or in any way related to this Agreement.

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24.	Notices

All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address which notice pursuant to this section may be given, and shall be given by either personal delivery, certified mail, express mail or other national overnight courier services. Notices shall be deemed given upon the earlier of actual receipt or three (3) business days after being mailed or delivered to such courier service. Any notices to be given hereunder shall be effective if executed by and sent by the attorneys for the parties giving such notice, and in connection therewith the parties and their respective counsel agree that in giving such notice such counsel may communicate directly in writing with such parties to the extent necessary to give such notice. Any notice required or permitted by this Agreement to be given shall be given to the respective parties at the addresses listed on Page 1 of this Agreement.

25.	Inurnment

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, assigns and any addenda’s attached hereto.

26.	Entire Agreement

This Agreement contains the entire agreement of the parties and may be modified or amended only by agreement in writing, signed by the party against whom enforcement of any waiver, change, amendment, modification, extension or discharge is sought.

27.	Applicable Law

a.	Any dispute, claim or controversy arising out of or relating to this agreement, or the breach thereof, shall be settled by arbitration in Fort Bend County, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

b.	The parties hereto agree that they will abide by and perform any award by the arbitrator(s) and that judgment upon such award may be entered in any court, state or federal, having demand, summons, complaint, other process, notice of motion, or other application to an arbitration panel, court or judge and any arbitration award or judgment may be served upon any party hereto by registered or certified mail or by personnel service providing a reasonable for appearance or answer is allowed

28.	Non-waiver

The failure of either party, at any time, to require any such performance by any other party shall not be construed as a waiver of such right to require such performance and shall in no way affect such party's right to require such performance and shall in no way affect such party's right subsequently to require full performance hereunder.

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29.	Execution in Counterpart

This Agreement may be executed in counterpart, not withstanding the date or dates upon which this Agreement is executed and delivered by any of the parties, and shall be deemed to be an original and all of which will constitute one and the same agreement, effective as of the reference date first written above.

IN WITNESS WHEREOF, the parties hereto have set their hands in execution of this Agreement.

Bluestar Physical Therapy, Inc.

BY:	/s/ Alfred Oglesby
Alfred Oglesby
President and CEO

Peter M. Wokoun

BY:	/s/ Peter M. Wakoun
Peter M. Wokoun

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